Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 24, 2024 (the “Closing Date”), Kinetik Holdings Inc. ("the Company") consummated the previously announced transaction contemplated by the Membership Interest Purchase Agreement (the “Durango MIPA”), dated May 9, 2024, by and between the Company, Kinetik Holdings, LP, a subsidiary of the Company (the "Partnership"), and Durango Midstream LLC, an affiliate of Morgan Stanley Equity Partners (the “Durango Seller”), pursuant to which the Partnership purchased all of the membership interests of Durango Permian LLC and its wholly owned subsidiaries (“Durango”) from Durango Seller for an adjusted purchase price of approximately $845.2 million (the “Durango Acquisition”), consisting of (i) $358.0 million of cash consideration paid at closing, (ii) approximately 3.8 million shares of the Company's Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”) (and an equivalent number of common units representing limited partner interest in the Partnership (“Common Units”)), issued at closing and (iii) approximately 7.7 million shares of Class C Common Stock (and an equivalent number of Common Units), to be issued on July 1, 2025. Durango Seller is also entitled to an earn out of up to $75.0 million in cash contingent upon the Kings Landing gas processing complex in Eddy County, New Mexico (the “Kings Landing Project”), which is currently under construction, being placed into service (the “Kings Landing Earnout”). The Kings Landing Earnout is subject to reduction based on actual capital costs associated with the Kings Landing Project.
The unaudited pro forma condensed combined financial information have been prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial statements have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Durango Acquisition and (ii) factually supportable.
The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company's management. Explanations of certain assumptions are set forth in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared based on the Company's and Durango's historical consolidated financial statements as adjusted to give effect to the Durango Acquisition as if it had occurred on January 1, 2023. No unaudited pro forma condensed combined balance sheet as of June 30, 2024 is presented due to the Durango Acquisition being reflected in the Company's historical unaudited condensed consolidated balance sheet as of June 30, 2024, which was included in the Company's Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 was derived from (i) the historical unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 2024, which included the Durango's results of operations for the period from June 24, 2024 to June 30, 2024 (the "Stub Period") and (ii) the historical unaudited condensed consolidated statement of operations of Durango for the period from January 1, 2024 to June 23, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 was prepared based on (i) the historical audited consolidated statement of operations of the Company for the year ended December 31, 2023 and (ii) the historical audited consolidated statement of operations of Durango for the year ended December 31, 2023.
The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023, which were included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 5, 2024, the unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2024, which were included in the Company's Quarterly Report on Form 10-Q that was filed with the SEC on August 9, 2024, the audited consolidated financial statements of Durango as of and for the year ended December 31, 2023 and the unaudited condensed consolidated financial statements of Durango as of and for the three months ended March 31, 2024, which were included in the Company's Current Report on Form 8-K/A that was filed with the SEC on August 30, 2024.
The unaudited pro forma condensed combined financial information are provided for illustrative purpose only and do not purport to be indicative of the results of operations or financial position which would have actually resulted had the Durango Acquisition been completed January 1, 2023, or are they indicative of the Company's future consolidated results of operations or financial position following the completion of the Durango Acquisition. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information do not reflect the realization of any expected cost savings, synergies, or dis-synergies as a result of the Durango Acquisition.

KINETIK HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2024
	Kinetik Historical	Durango Historical	Transaction Accounting Adjustments		Pro Forma

	(In thousands, except per share data)
Operating revenues:
Service revenue	$198,610	$—	$—		$198,610
Product revenue	496,669	114,689	—		611,358
Other revenue	5,572	—	—		5,572
Total operating revenues	700,851	114,689	—		815,540
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization)	300,200	60,885	—		361,085
Operating expenses	87,474	28,195	—		115,669
Ad valorem taxes	12,504	—	—		12,504
General and administrative expenses	65,227	2,910	(3,489)	(a)	64,648
Depreciation and amortization expenses	148,667	10,365	9,901	(b)	168,933
Loss on disposal of assets	4,090	—	—		4,090
Total operating costs and expenses	618,162	102,355	6,412		726,929
Operating income (loss)	82,689	12,334	(6,412)		88,611
Other income (expense):
Interest and other income	400	—	—		400
Loss on debt extinguishment	(525)	—	—		(525)
Gain on sale of equity method investment	59,884	—	—		59,884
Interest expense	(101,516)	(23,970)	23,970	(c)	(101,516)
Equity in earnings of unconsolidated affiliates	116,424	—	—		116,424
Total other income (expense), net	74,667	(23,970)	23,970		74,667
Income before income taxes	157,356	(11,636)	17,558		163,278
Income tax expense	13,001	—	983	(d)	13,984
Net income including noncontrolling interest	144,355	(11,636)	16,575		149,294
Net income attributable to Common Unit limited partners	95,613	—	7,824	(e)	103,437
Net income (loss) attributable to Class A Common Stock Shareholders	$48,742	$(11,636)	$8,751		$45,857

Net income attributable to Class A Common Shareholders per share(1) (Note 3)
Basic	$0.68		$(0.05)		$0.63
Diluted	$0.67		$(0.05)		$0.62
Weighted-average shares
Basic	58,840		—		58,840
Diluted	59,502		—		59,502
(1)Net income per weighted-average basic and diluted share is not applicable to Durango.
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

KINETIK HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Twelve Months Ended December 31, 2023
	Kinetik Historical	Durango Historical	Transaction Accounting Adjustments		Pro Forma

	(In thousands, except per share data)
Operating revenues:
Service revenue	$417,751	$—	$—		$417,751
Product revenue	822,410	299,729	—		1,122,139
Other revenue	16,251	4,400	—		20,651
Total operating revenues	1,256,412	304,129	—		1,560,541
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization)	515,721	179,845	—		695,566
Operating expenses	161,520	55,895	—		217,415
Ad valorem taxes	21,622	—	—		21,622
General and administrative expenses	97,906	6,173	3,489	(a)	107,568
Depreciation and amortization expenses	280,986	21,023	21,145	(b)	323,154
(Gain) Loss on disposal of assets	19,402	(21)	—		19,381
Total operating costs and expenses	1,097,157	262,915	24,634		1,384,706
Operating income (loss)	159,255	41,214	(24,634)		175,835
Other income (expense):
Interest and other income	2,004	—	—		2,004
Loss on debt extinguishment	(1,876)	—	—		(1,876)
Interest expense	(205,854)	(16,137)	16,137	(c)	(205,854)
Equity in earnings of unconsolidated affiliates	200,015	—	—		200,015
Total other income (expense), net	(5,711)	(16,137)	16,137		(5,711)
Income (loss) before income taxes	153,544	25,077	(8,497)		170,124
Income tax expense (benefit)	(232,908)	(85)	18,356	(d)	(214,637)
Net income (loss) including noncontrolling interest	386,452	25,162	(26,853)		384,761
Net income attributable to Common Unit limited partners	97,010	—	3,168	(e)	100,178
Net income (loss) attributable to Class A Common Stock Shareholders	$289,442	$25,162	$(30,021)		$284,583

Net income attributable to Class A Common Shareholders per share(1) (Note 3)
Basic	$5.25		$(0.09)		$5.16
Diluted	$2.52		$(0.19)		$2.33
Weighted-average shares
Basic	51,823		—		51,823
Diluted	146,197		11,489		157,686
(1)Net income per weighted-average basic and diluted share is not applicable to Durango.
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION
The following unaudited pro forma condensed combined financial information were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses." The unaudited pro forma condensed combined financial information are based on the separate historical financial statements of the Company and Durango and give effect to the Durango Acquisition, including unaudited pro forma assumptions and adjustments related to the Durango Acquisition, as described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and year ended December 31, 2023, give effect to the Durango Acquisition, as if it had been completed on January 1, 2023.
The unaudited pro forma condensed combined financial information were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) with the Company considered the accounting acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying Durango assets acquired and liabilities assumed based on their respective fair market values. Any excess of purchase price over the fair value of the net assets acquired is recorded as goodwill.
The unaudited pro forma adjustments, reflecting the consummation of the Durango Acquisition on June 24, 2024, are based on certain currently available information to the Company and may be revised as additional information becomes available and is evaluated by the Company. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material.

2. UNAUDITED PRO FORMA ADJUSTMENTS
Preliminary purchase price allocation for the Durango Acquisition was provided in the unaudited condensed consolidated financial statements of Kinetik, as of and for the six months ended June 30, 2024, which were included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 9, 2024. Pro forma adjustments listed below reflected management's assumptions deemed appropriate for the circumstances and information available to management.
(a)    Represents the reversal of historical transaction costs related to the Durango Acquisition from the Company and Durango for the six months ended June 30, 2024 and recognition of such costs in the fiscal year ended December 31, 2023 as the transaction is assumed to take place on January 1, 2023.
(b)    Reflects the elimination of Durango’s historical depreciation and amortization expense and the recognition of depreciation and amortization expense based on the estimated fair values and estimated remaining useful lives of the acquired property, plant, and equipment and intangible assets on the Closing Date.
(c)    Represents the reversal of Durango’s historical interest expense as Durango’s outstanding loans were repaid on the Closing Date.
(d) Represents the income tax effects of the pro forma adjustments at the applicable estimated effective tax rates for the respective periods presented.
(e) Represents the proportionate increase or decrease in net income attributable to Common Unit limited partners based upon the relevant issued and outstanding shares of the Company's Class A Common Stock and Class C Common Stock and related Common Units for the applicable periods presented.

3. EARNING PER SHARE
The pro forma basic and diluted weighted average shares outstanding have been calculated as if the Durango Acquisition was completed on January 1, 2023. There was no effect on the basic and diluted weighted average shares outstanding in relation to the transaction for the six months ended June 30, 2024; however, the net income attributable to Class A Common Stock Shareholders has changed given the effects of the transaction. The effect on the basic and diluted weighted average shares outstanding in relation to the transaction for the year ended December 31, 2023 is calculated below:

Year Ended December 31, 2023

(In thousands, except per share amounts)
Pro forma net income attributable to Class A Common Shareholders	$284,583
Less: Net income available to participating unvested restricted Class A Common Shareholders(1)	(17,406)
Total pro forma net income attributable to Class A Common Shareholders - basic	$267,177

Pro forma net income attributable to Class A Common Shareholders - basic	$267,177
Pro forma net income attributable to Common Units limited partners	100,178
Total pro forma net income attributable to Class A Common Shareholders - diluted	$367,355

Weighted average shares outstanding - basic	51,823
Dilutive effect of unvested Class A Common Shares	269
Pro forma dilutive effect of exchange of outstanding Common Units	105,594
Pro forma weighted average shares outstanding - diluted	157,686

Pro forma earnings per share - basic	$5.16
Pro forma earnings per share - diluted	$2.33
(1)Represents dividends paid on unvested restricted Class A Common Shareholders.